Exhibit 4.11

CITIGROUP INC.

and

THE BANK OF NEW YORK MELLON

THIRD SUPPLEMENTAL INDENTURE

Dated as of March 1, 2017

Supplemental to Indenture dated as of April 12, 2001

providing for the issuance of

Subordinated Debt Securities

THIRD SUPPLEMENTAL INDENTURE dated as of March 1, 2017 (this “Third Supplemental Indenture”), between Citigroup Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon, a New York banking corporation, as successor to J.P. Morgan Trust Company, N.A. (formerly Bank One Trust Company, N.A.), not in its individual capacity but solely as trustee (the “Trustee”) under the Indenture dated as of April 12, 2001 (as supplemented to the date hereof, the “Indenture”).

WHEREAS, pursuant to Section 13.01(c) of the Indenture, the Company and the Trustee may enter into a supplemental indenture to change or eliminate any of the provisions of the Indenture; provided that any such change or elimination shall become effective only when there is no Security of any series Outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

WHEREAS, this Third Supplemental Indenture shall not apply to any Security that is Outstanding, or that is part of a series any Security of which is Outstanding, on the date hereof and shall apply only to Securities issued after the date hereof;

WHEREAS, all acts and requirements necessary to make this Third Supplemental Indenture a legal, valid and binding obligation of the Company have been done;

WHEREAS, the Company desires to enter into this Third Supplemental Indenture and hereby requests that the Trustee enter into the same;

NOW, THEREFORE, the Company and the Trustee agree as follows:

ARTICLE ONE

Modifications

Section 1.01. The Indenture is hereby amended by amending and restating in its entirety the defined term “Subsidiary” to read as follows:

The term “Subsidiary” shall mean any Person of which a majority of the voting power of the outstanding ownership interests (excluding ownership interests entitled to voting power only by reason of the happening of a contingency) shall at the time be owned, directly or indirectly, by the Company, or one or more Subsidiaries, or by the Company and one or more Subsidiaries. For this purpose, “voting power” means power to vote in an ordinary election of directors (or, in the case of a Person that is not a corporation, ordinarily to appoint or approve the appointment of Persons holding similar positions).

Section 1.02. Section 10.01(m) of the Indenture is hereby amended by deleting the phrase “unless a Responsible Officer of the Trustee has actual knowledge thereof or”.

Section 1.03. Section 10.03 of the Indenture is hereby amended by deleting the phrase “the board of directors, the executive committee or”.

Section 1.04. The first paragraph of Section 15.01 of the Indenture is hereby amended and restated in its entirety to read as follows:

The Company will not consolidate with any other entity or accept a merger of any other entity into the Company or permit the Company to be merged into any other entity, or sell other than for cash or lease all or substantially all its assets to another entity, other than any such sale or lease to one or more of its Subsidiaries, or purchase all or substantially all the assets of another entity unless (i) either the Company shall be the continuing entity, or the successor, transferee or lessee entity (if other than the Company) shall expressly assume, by indenture supplemental hereto satisfactory to the Trustee, executed and delivered by such entity prior to or simultaneously with such consolidation, merger, sale or lease, the due and punctual payment of the principal of and interest and premium, if any, on all the Securities, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of this Indenture to be performed or observed by the Company, and (ii) if provided by the terms of a series of Securities pursuant to Section 2.02, immediately after such consolidation, merger, sale, lease or purchase, no Default, and no event which, after notice or lapse of time or both, would become a Default, shall have happened and be continuing in the performance by the Company or the successor, transferee or lessee entity (if other than the Company) of any covenant or condition of this Indenture. A purchase by a Subsidiary of all or substantially all of the assets of another entity shall not be deemed to be a purchase of such assets by the Company.

Section 1.05. Section 15.07 of the Indenture is hereby amended by deleting the phrase “399 Park Avenue, New York, New York 10043” and replacing it with the phrase “388 Greenwich Street, New York, New York 10013”.

ARTICLE TWO

Miscellaneous

Section 2.01. The Trustee accepts the trusts created by this Third Supplemental Indenture upon the terms and conditions set forth in the Indenture. The Trustee shall not be responsible or accountable in any manner whatsoever for or in respect of, and makes no representation with respect to, the validity or sufficiency of this Third Supplemental Indenture or the due execution hereof by the Company and shall not be responsible in any manner whatsoever for or in respect of the correctness of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

Section 2.02. Capitalized terms used but not defined in this Third Supplemental Indenture shall have the meanings given to such terms in the Indenture.

Section 2.03. Except as hereby expressly modified, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

Section 2.04. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes; but such counterparts shall together be deemed to constitute but one and the same instrument.

Section 2.05. This Third Supplemental Indenture shall apply to all series of Securities issued pursuant to the Indenture after the date hereof and shall not apply to any Security that is Outstanding, or that is part of a series any Security of which is Outstanding, on the date hereof.

IN WITNESS WHEREOF, each of CITIGROUP INC. and THE BANK OF NEW YORK MELLON, as Trustee, has caused this Third Supplemental Indenture to be signed by one of its officers thereunto duly authorized as of March 1, 2017.

CITIGROUP INC.

By:	/s/ Gregory Peter Kapp
Name: Gregory Peter Kapp
Title: Assistant Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Laurence J. O’Brien
Name: Laurence J. O’Brien Title: Vice President